Exhibit 4.3




                                 LOAN AGREEMENT


                                 BY AND BETWEEN


                       MERRILL LYNCH MORTGAGE CAPITAL INC.
                                    AS LENDER


                                       AND


                                  E-LOAN, INC.
                                  AS BORROWER










                                   DATED AS OF

                                  JUNE 14, 2002


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                                TABLE OF CONTENTS

SECTION 1.        CERTAIN DEFINITIONS AND TERMS................................1
SECTION 2.        REVOLVING CREDIT FACILITY...................................12
SECTION 3.        CONDITIONS PRECEDENT........................................15
SECTION 4.        REPRESENTATIONS AND WARRANTIES..............................16
SECTION 5.        COVENANTS...................................................20
SECTION 6.        EVENTS OF DEFAULT...........................................27
SECTION 7.        RIGHTS AND REMEDIES.........................................29
SECTION 8.        MISCELLANEOUS...............................................30

                                  SCHEDULES

SCHEDULE 3.1*         CLOSING DOCUMENTS AND CONDITIONS
SCHEDULE 4.4*         PRIOR NAMES AND TRADE NAMES OF BORROWER
SCHEDULE 4.8*         PENDING LITIGATION INVOLVING BORROWER OR GUARANTOR
SCHEDULE 4.11*        EMPLOYEE BENEFIT PLANS
SCHEDULE 4.13*        PERMITTED LIENS
SCHEDULE 4.16*        SUBSIDIARIES AND AFFILIATES
SCHEDULE 4.17*        OWNERSHIP
SCHEDULE 5.2(h)*      TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES
SCHEDULE 5.2(r)*      BUSINESS LOCATIONS

                               EXHIBITS

EXHIBIT A             REVOLVING CREDIT NOTE
EXHIBIT B*            FINANCIAL REPORT CERTIFICATE
EXHIBIT C*            LIST OF CONTRACT PURCHASE AGREEMENTS
EXHIBIT D*            FORM OF DEALER AGREEMENT
EXHIBIT E*            FORM OF E-FUND AGREEMENT
EXHIBIT F*            FORM OF NOTE AND SECURITY AGREEMENT
EXHIBIT G*            BORROWER'S GENERAL UNDERWRITING CRITERIA
EXHIBIT H*            FORM OF ADVANCE REQUEST



*Schedules and Exhibits have been omitted as non-material and will be provided in accordance with Item 601 of Regulation S-K.

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                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("Agreement") is entered into as of June 14, 2002, by and between E-LOAN, INC., a Delaware corporation ("Borrower") and MERRILL LYNCH MORTGAGE CAPITAL INC., a Delaware corporation, with its principal office at 4 World Financial Center, New York, NY 10080 (together with its successors and assigns, "Lender").

                                 R E C I T A L S

         A. Borrower is engaged in the business of originating and selling Contracts (as hereinafter defined) to finance the purchase of Vehicles.

         B.Borrower desires to borrow funds from Lender to finance the funding of such Contracts, which borrowings are to be secured by the Contracts.

         C.Based upon the foregoing and subject to the terms and conditions hereinafter set forth, Lender is willing to make loans to Borrower.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

                                    AGREEMENT

SECTION 1..CERTAIN DEFINITIONS AND TERMS

         As used herein, the following terms shall have the meanings herein indicated:

         1.1. ACH means the Automated Clearinghouse of the Federal Reserve.

         1.2. ACH ACCOUNT means the segregated ACH account in the name of the Borrower at Bank One (account: E-LOAN, Inc.) having account number 636101545 (ABA: 044000037) for the purpose of disbursing the principal amount of each Contract to the related Dealer for the related Financed Vehicle via ACH when a check is not used.

         1.3. ADVANCE REQUEST has the meaning set forth in Section 2.2.

         1.4. AFFILIATE means any Person who (i) would be an "affiliate" of Borrower within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as such regulations and Act are amended and in effect on the date in question, if such Person were subject to such Act and regulations, or (ii) owns any legal or beneficial interest of twenty-five percent (25%) or more in such Person, (iii) is a director or officer of Borrower, or (iv) is a relative of any of the Persons described in clause (iii).

         1.5. AGGREGATE BORROWING BASE means, on any date of calculation, the aggregate Borrowing Base for all Eligible Contracts on such day.

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         1.6.  AGREEMENT means this Loan Agreement,  including any Schedules and
Exhibits hereto, as the same may be in effect from time to time after giving effect to any amendments, supplements, increases, extensions, and renewals in accordance with the terms hereof.

         1.7. AMOUNT FINANCED means, with respect to a Contract and the related Receivable, the aggregate principal amount of credit extended to the related Obligor in connection with the purchase (or financing or refinancing of the purchase) of the related Financed Vehicle including, without limitation, any taxes, insurance and related costs financed in connection therewith, as set out in the related Receivable File.

         1.8. BORROWING BASE means, at any date of determination, (i) with respect to each Subprime Contract which is an Eligible Contract, an amount equal to 92%, and (ii) with respect to each Prime Contract which is an Eligible Contract, an amount equal to 97%; in each case, of the aggregate amount of the principal balance outstanding under such Contract as calculated by Borrower's accounting systems and as agreed to by Lender. The Borrowing Base value of each Eligible Contract shall amortize monthly by the reduction in principal balance of such Eligible Contract calculated on the basis of a simple interest amortization.

         1.9.  BORROWING  BASE  REPORT  means  a  certificate   containing  such
information as Lender may request concerning the amount or calculation of the Aggregate Borrowing Base.

         1.10. BORROWING DATE has the meaning set forth in Section 2.2.

         1.11. BREAKAGE FEE has the meaning set forth in the Credit Agreement.

         1.12. BUSINESS DAY means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York, the New York Stock Exchange or banking institutions in New York (including New York City) or, to the extent relevant, California are authorized or obligated by law, regulation or executive order to remain closed.

         1.13. CHECKING ACCOUNT means the segregated checking account in the name of the Borrower at Bank One (account: E-LOAN, Inc.) having account number 634866347 (ABA: 044000037) for the purpose of disbursing the principal amount of each Contract to the related Dealer for the related Financed Vehicle via check when ACH is not used.

         1.14. CLAIM has the meaning set forth in Section 5.1(e).

         1.15. CLOSING DATE means the date of the initial advance hereunder.

         1.16. CODE means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated and rulings issued thereunder.

         1.17. COLLATERAL has the meaning set forth in Section IV of the Security Agreement.

         1.18. COLLECTION ACCOUNT means the segregated collection account subject to the Securities Account Control Agreement in the name of the Borrower at Bank One (account: E-LOAN, Inc.) having account number 636101560 (ABA:
044000037) for the purpose of depositing the Collections forming part of the Collateral.

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         1.19.  COLLECTION SWEEP  INVESTMENT  ACCOUNT means the collection sweep sub-account to the Collection Account subject to the Securities Account Control Agreement in the name of the Borrower at Bank One for the purpose of investing amounts on deposit in the Collection Account in Eligible Investments.

         1.20. COMMITMENT means the commitment of the Lender to make Revolving Credit Loans to Borrower pursuant to Section 2.1 hereof in an aggregate principal amount at any one time outstanding not to exceed Ten Million Dollars ($10,000,000) or such lower amount as may be provided for pursuant to the terms of this Agreement.

         1.21. COMMITMENT PERIOD means the period from and including the Closing Date to, but not including, the Commitment Termination Date.

         1.22. COMMITMENT TERMINATION DATE means the earlier of (i) 365 days from the date of this Agreement, and (ii) the date on which the Commitment is otherwise terminated in accordance with the terms of this Agreement.

         1.23. CONCENTRATION ACCOUNT means the segregated concentration account subject to the Securities Account Control Agreement in the name of the Borrower at Bank One (account: E-LOAN, Inc.) having account number 636101511 (ABA:
044000037) for the purpose of reconciling the receipts and disbursements on the Contracts.

         1.24. CONTRACT means an E-Fund Agreement, Note and Security Agreement and each other agreement delivered in connection therewith or pursuant thereto relating to a Vehicle, which was originated by the Borrower and pursuant to which the related Obligor is required to repay the related Amount Financed in full during the term of such agreement or contract and which is funded by the Lender pursuant to this Agreement.

1.25. CONTRACT PURCHASER means a financial institution that has entered into a Contract Purchase Agreement with Borrower.

         1.26. CONTRACT PURCHASE AGREEMENT means a written agreement between Borrower and a Contract Purchaser whereby the Borrower agrees to sell and the Contract Purchaser agrees to purchase Contracts which satisfy such Contract Purchaser's Loan Guidelines. A list of all of the Borrower's Contract Purchase Agreements is attached hereto as EXHIBIT C.

         1.27. CREDIT AGREEMENT means the Credit Agreement, dated as of June 1, 2002, among the Borrower, E-LOAN Auto Fund One, LLC and Merrill Lynch Bank USA, as the same may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         1.28.  CREDIT  DOCUMENT  has  the  meaning  set  forth  in  the  Credit
Agreement.

         1.29. CURRENT FINANCIALS means the Financial Statements of Borrower for the fiscal year ended December 31, 2001, and the quarter ended March 31, 2002.

         1.30. DEALER means a retail seller of Vehicles.

         1.31. DEALER AGREEMENT means an agreement between a Dealer and the Borrower whereby the Borrower agrees to make a direct loan to a consumer for the purchase of a Vehicle from a Dealer,

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provided  that  such  Dealer   performs   certain  acts  and  provides   certain
documentation to the Borrower, which agreement is substantially in the form of Exhibit D hereto.

         1.32. DEBT means, at any time, with respect to any Person, without duplication and, except as provided in item (b) below, without regard to any interest component thereof (whether actual or imputed) that is not due and payable, the aggregate of the following amounts, each calculated at such time in accordance with GAAP, but excluding, for greater certainty, capital stock, whether or not preferred, which is not referred to in clause (k) below:

                (a)  money   borrowed   (including   by  way  of  overdraft)  or
         indebtedness   represented   by  notes  payable  and  drafts   accepted
         representing extensions of credit;

                (b) the face amount of all bankers' acceptances and similar instruments;

                (c) the amount of any indemnity or reimbursement obligations arising from or relating to letters of credit, letters of guarantee, legally binding comfort letters, guarantees or security bonds issued on behalf of such Person;

                (d) all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments, whether or not any such instruments are convertible into capital, or that are not so evidenced, but that would be considered by GAAP to be indebtedness for borrowed money;

                (e) all obligations upon which interest charges are customarily paid by that Person (including purchase money obligations);

                (f) principal obligations as lessee under capital leases, all as determined in accordance with GAAP;

                (g) all obligations (contingent or otherwise) under any interest rate hedge agreements (after deducting the market value at such time of any collateral or credit support posted or transferred to the applicable counterparty as security for such obligations);

                (h)  any  deferred  purchase  price  for  property  or  services purchased (including vendor financing in connection with any investment, but excluding trade payables and other liabilities incurred in the ordinary course of business);

                (i) any transfer of property or assets which has been made with recourse to the transferor or any obligation to repurchase any property or assets or to purchase property or assets regardless of the delivery or non-delivery thereof;

                (j) any amount secured by an Lien;

                (k) any obligation to purchase, redeem or otherwise retire or purchase for cancellation any shares of capital stock in such Person at the option of the holder thereof, including any obligation to so purchase, redeem or otherwise retire or purchase for cancellation any shares of capital stock issuable upon the exchange or conversion of other shares; and

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                (l) any  contingent  obligation  incurred  for the purpose of or having the effect of providing financial assistance to another entity, including, any guarantee or indemnity (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in items (a) through (k) above.

         1.33. DEFAULT means any event which with the passage of time or the giving of notice or both will be an Event of Default.

         1.34. DEFAULT RATE has the meaning set forth in Section 2.7

         1.35. DISCOUNTED CONTRACT BALANCE means, with respect to any Contract, the then current net present value of the remaining payments due under such Contract, which amount shall be calculated by discounting such remaining payments monthly at the related interest rate on such Contract.

         1.36. E-FUND AGREEMENT means an E-Fund Agreement originated by the Borrower to an Obligor for the purchase of a Vehicle, substantially in the form of Exhibit E hereto.

         1.37. ELIGIBLE CONTRACT means a Contract payable to Borrower which meets all of the following requirements at all relevant times, including, without limitation, at the time of presentation of each Borrowing Base Report:

                (A) arises from the financing or refinancing by Borrower in the ordinary course of Borrower's business of an Obligor's purchase or refinancing of a Vehicle within thirty (30) days of any date of determination;

                (B) with respect to each Subprime Contract, complies with the Loan Guidelines of a Contract Purchaser and otherwise should be purchased by a Contract Purchaser pursuant to a Contract Purchase Agreement within three (3) Business Days of receipt by Borrower of all documentation required under the Borrower's Dealer Agreement;

                (C) except in the case of a refinancing, is subject to a Dealer Agreement requiring each Dealer and Eligible Non-Franchise Dealer to supply documentation as set forth therein; and in the case of a refinancing, is evidenced by a Note and Security Agreement, power of attorney for the Borrower and draft endorsed by the prior lender/lienholder acknowledging the release of its lien on the related Vehicle;

                (D) has not been included in the Aggregate Borrowing Base calculation for more than ten (10) Business Days;

                (E) represents a valid and binding obligation enforceable in accordance with its terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by equitable principles (regardless of whether such enforceability is in a proceeding in equity or at law)) for the amount outstanding thereof without offset, counterclaim or defense (whether actual or alleged) and is not subject to rescission;

                (F) complies in all respects with applicable Law, including, without limitation, usury, truth in lending and credit disclosure laws and regulations;

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                (G) is secured by a first priority security interest in and lien on the Financed Vehicle and Lender has been granted a first priority perfected Lien on such security interest of Borrower and a first priority perfected Lien on the Contract and the Contract is free and clear of any liens or claims of any other Person;

                (H)  the   Obligor   thereon  is  not  subject  to  any  pending
         receivership, insolvency or bankruptcy proceeding and the related Financed Vehicle has not been repossessed;

                (I) the Obligor thereon is not an Affiliate of Borrower;

                (J) the Obligor thereunder has a FICO score of at least 500 and has accepted delivery of and is in possession of the Financed Vehicle subject of the Contract and such vehicle has not been returned by the Obligor or repossessed by Borrower;

                (K) the first payment thereunder is, or was, due within forty-five (45) days of the Contract's origination;

                (L) all payments thereunder are current;

                (M) the terms and provisions thereof have not been amended, modified or extended;

                (N) shall not have been charged-off;

                (O) the Obligor has accepted delivery of, and is in possession of, the related Financed Vehicle and such Vehicle has not been returned by the Obligor to the related Dealer or Eligible Non-Franchise Dealer;

                (P) has been originated in compliance with the Borrower's General Underwriting Criteria (attached hereto as Exhibit G); and

                (Q) complies with other criteria which Lender may establish at any time and from time to time, within its reasonable discretion.

         At the discretion of Lender, a Contract may be deemed an Eligible Contract pending receipt by Lender of documentation required by Lender to determine eligibility. Lender reserves the right to determine if a Contract complies with the foregoing criteria, in its sole discretion. An Eligible Contract shall become ineligible at any time at which it fails to meet the foregoing criteria.

         1.38. ELIGIBLE INVESTMENTS means any of the following (a) negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (i) obligations fully guaranteed by the United States; (ii) time deposits in, or bankers acceptances issued by, any depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by Federal or state banking or depository institution authorities; PROVIDED, HOWEVER, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depository institution or trust company has a credit rating from Moody's and S&P of at least "P-1" and "A-1+", respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by


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Moody's  and by S&P;  (iii)  certificates  of  deposit  having,  at the  time of investment or contractual commitment to invest therein, a rating from Moody's and S&P of at least "P-1" and "A-1+", respectively; or (iv) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable Rating Agencies; (b) demand deposits in any depository institution or trust company referred to in (a)(ii) above; (c) commercial paper (having original or remaining maturities of no more than 31 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody's and S&P of at least "P-1" and "A-1+", respectively; (d) Eurodollar time deposits having a credit rating from Moody's and S&P of at least "P-1" and "A-1+", respectively; and (e) repurchase agreements involving any of the Eligible Investments described in clauses (a)(i), (a)(iii) and (d) hereof, so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody's and S&P of at least "P-1" and "A-1+", respectively.

         1.39. ELIGIBLE NON-FRANCHISE DEALER has the meaning set forth in the Credit Agreement.

         1.40. ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

         1.41. ERISA AFFILIATE means any Person who for purposes of Title IV of ERISA is a member of Borrower's control group, or who is under common control with Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

         1.42. EVENT OF DEFAULT has the meaning set forth in Section 6 of this Agreement and in any other Loan Documents.

         1.43. FINANCED VEHICLE means, in respect of a Contract and the related Receivable, the Vehicle, together with all accessions thereto, securing the related Obligor's indebtedness in connection with such Contract and the related Receivable.

         1.44. FINANCIAL REPORT CERTIFICATE means a certificate containing such certifications, statements, calculations, explanations, and conclusions as Lender may require concerning compliance with the Loan Documents in form and substance satisfactory to Lender, which is in the form of Exhibit B hereto.

         1.45. FINANCIAL STATEMENTS means balance sheets, profit and loss statements, and statements of cash flows prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP.

         1.46. GAAP means all applicable generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable as of the date of the Current Financials.

         1.47. GOVERNMENTAL AUTHORITY means any nation or government, any state, county, or city and any political subdivision of any of the foregoing and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         1.48. LNDEMNIFIED PARTY has the meaning set forth in Section 5.1(e).

         1.49. INDEMNITY MATTERS has the meaning set forth in Section 5.1(e).

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         1.50.  INTEREST PERIOD means,  initially,  the period  beginning on the
Closing Date and ending on the last day of the calendar month in which the Closing Date occurs, and thereafter, each calendar month; PROVIDED that the final Interest Period shall mean the period beginning on the first day of the calendar month in which the Commitment Termination Date occurs and ending on the Commitment Termination Date.

         1.51. LAW means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of any Governmental Authority.

         1.52. LIBOR means, with respect to each Interest Period or other specified time period determined by the Lender, the London interbank offered rate for deposits in U.S. dollars having a maturity of one month commencing on the first day of such Interest Period or other specified time period determined by the Lender, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the applicable LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U. S. Dollars, for such period and in a principal amount of not less than $1,000,000, are offered at approximately 11:00 a.m. (London time) on such LIBOR Determination Date to prime banks in the London Interbank market by the Reference Banks. The Lender will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Lender, at approximately 11:00 a.m. (New York City) time on such LIBOR Determination Date for loans in U.S. Dollars, for such period and in a principal amount of not less than $1,000,000, to leading European banks; PROVIDED that if the banks selected as aforesaid are not quoting as mentioned in this sentence, LIBOR in effect for the applicable Interest Period or other specified time period determined by the Lender will be the LIBOR in effect for the previous Interest Period or other specified time period determined by the Lender; and PROVIDED FURTHER that if LIBOR in effect for the previous Interest Period or other specified time period determined by the Lender does not adequately and fairly reflect the cost to the Lender of funding its Commitment, LIBOR in effect for the applicable Interest Period or other specified time period determined by the Lender shall instead be the cost of funds to the Lender of funding its Commitment. "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices). "Reference Bank" means a leading bank: (a) engaged in transactions in eurodollar deposits in the international eurocurrency market,
(b) not controlling, controlled by or under common control with the Borrower and
(c) having an established place of business in London.

         1.53. LIBOR DETERMINATION DATE means, with respect to any Interest Period, the second London business day before the commencement of such Interest Period. For this purpose, a "London business day" means any day on which dealings in U.S. dollars are carried on in the London interbank market.

         1.54. LIEN means any mortgage, debenture, pledge, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by a Person or arising by operation of law, in respect of any Person's property or assets, or any consignment or capital lease of property by such Person as consignee or lessee or any other security agreement, trust or arrangement, having the effect of security for the payment or performance of any debt, liability or obligation.

         1.55. LITIGATION means any proceeding, claim, lawsuit or investigation conducted or threatened by or before any Governmental Authority.

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         1.56. LOAN DOCUMENT(S) means this Agreement, the Revolving Credit Note,
the  Security  Documents,   the  Warrant,  and  any  other  agreements,   notes,
guaranties, certificates, instruments or other documents delivered pursuant to or therewith as the same may be amended, modified, supplemented, extended or restated from time to time in accordance with their respective terms.

         1.57. LOAN GUIDELINES means the loan guidelines issued to Borrower by a Contract Purchaser pursuant to which Borrower enters into or purchases and sells Eligible Contracts.

         1.58. MATERIAL ADVERSE CHANGE means, in respect of any Person, any change having a Material Adverse Effect on the business, assets, liabilities, operations, results of operations, condition (financial or other), of such Person, or the ability of such Person to carry on its business or a significant part of its business, or which would reasonably be expected to result in, or has resulted in, a Material Adverse Effect on the ability of such Person to perform its obligations under the Loan Documents to which it is a party.

         1.59. MATERIAL ADVERSE EFFECT means, with respect to the Borrower, a material adverse effect on (i) the financial condition or operations of the Borrower or the ability of the Borrower to perform its obligations under any Loan Document, (ii) the legality, validity or enforceability of any Loan Document, (iii) the Secured Party's security interest in the Collateral generally or in any Contracts or other Collateral such that the aggregate Discounted Contract Balance of all the affected Contracts plus the face value of all other affected Collateral exceeds an aggregate amount of $250,000, or (iv) the collectibility of the Contracts generally or of any Material Portion of the Contracts.

         1.60. MATERIAL ASSETS means any asset which has a book or appraised value of or is sold for consideration of $50,000 or more.

         1.61. MATERIAL PORTION means the aggregate Discounted Contract Balance of all affected Contracts plus the face value of all other affected Collateral exceeds an aggregate amount of $250,000.

         1.62. MAXIMUM RATE means the maximum rate or amount of interest which Lender is allowed to contract for, charge, take, reserve or receive under applicable Law.

         1.63. MOODY'S means Moody's Investors Service, Inc. and any successor thereto.

         1.64. MULTIEMPLOYER PLAN means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the Code.

         1.65. NOTE AND SECURITY AGREEMENT means a Note and Security Agreement originated by the Borrower to an Obligor for the refinancing or purchase of a Vehicle, substantially in the form of Exhibit F hereto.

         1.66. OBLIGATIONS means (i) the obligation of Borrower for the due and punctual payment of the principal of and interest on the Revolving Credit Note when due, whether at maturity, by acceleration, by notice of voluntary prepayment or otherwise, (ii) all other obligations and all out-of-pocket expenses and indemnities now or hereafter existing of Borrower to Lender under this Agreement and all other Loan Documents, (iii) all out-of-pocket costs and expenses, now or hereafter existing, that may be incurred by Lender in connection with the administration (as set forth in Section 5.1(i)) and enforcement of the Loan Documents or the realization on the security provided for by the Loan Documents, (iv) the obligations of each of the pledgors, debtors, grantors, mortgagors, guarantors or other Person obligated to Lender under the Security Documents and (v) all obligations of Borrower under Section 5.1(e).

         1.67. OBLIGOR means, with respect to a Contract and the related Receivable, the consumer and any other Person who owes payments under such Contract and the related Receivable in respect of the purchase or refinancing of a Financed Vehicle or such Contract and the related Receivable.

         1.68. OFFICER means any of the Chairman of the Board, the President, the Vice Chairman of the Board, an Executive Vice President, any Vice President, a Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the Borrower.

         1.69. ORGANIZATION DOCUMENTS means, with respect to any corporation or company, its articles of incorporation, organization, formation or other similar document and its by-laws, operating agreement or other similar document, all as amended, supplemented and otherwise modified from time to time.

         1.70. PERMITTED LIENS has the meaning set forth in Section 4.13.

         1.71. PERSON means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

         1.72.  PLAN  means any  employee  pension  benefit  plan as  defined in
Section 3(2) of ERISA that is covered by Title IV of ERISA (including a Multiemployer Plan) or subject to the minimum funding standards of Section 412 of the Code which is or has been maintained for the employees of Borrower or any ERISA Affiliate.

         1.73. PRIME CONTRACT means any Contract with an Obligor who has a FICO score at the time of origination of such Contract equal to or greater than 640.

         1.74. RATING AGENCIES means, Moody's and S&P.

         1.75. RECEIVABLE means, any Contract owned by the Borrower, and in respect of any such Contract, all amounts payable by the related Obligor, including, without limitation, all rights to payments on account of principal and interest together with all payment obligations thereunder and all moneys received thereon and the security interest in the related Financed Vehicle.

         1.76. REVOLVING CREDIT LOANS has the meaning set forth in Section 2.l.

         1.77. REVOLVING CREDIT NOTE has the meaning set forth in Section 2.3.

         1.78. REVOLVING RATE has the meaning set forth in Section 2.5.

         1.79. RIGHT means, with respect to any Person, any rights, remedies, powers, privileges and/or benefits of such Person whether at law or in equity.

         1.80. S&P means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

         1.81. SECURITIES ACCOUNT CONTROL AGREEMENT means the Securities Account Control Agreement, dated as of June 14, 2002, among the Borrower, the Secured Party and Bank One, NA, as securities intermediary, as the same may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

         1.82. SECURITIZATION means the issuance and sale of asset-backed securities secured directly or indirectly by all or any portion of the Collateral pledged to the Lender pursuant to the Auto Fund Security Agreement and the other Credit Documents.

         1.83. SECURITY AGREEMENT means that certain security agreement by and between Borrower and the Lender in form and content acceptable to Lender and Borrower as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

         1.84. SECURITY DOCUMENTS means (i) the Security Agreement and (ii) all other documents, certificates and instruments from time to time securing or guaranteeing the Obligations, in each case as the same may be amended, modified, restated, supplemented, renewed, extended, substituted for or replaced from time to time in accordance with their respective terms.

         1.85. SECURITY INTEREST means the security interest granted and the pledge and assignment made under Section III of the Security Agreement.

         1.86. SUBSIDIARY means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

         1.87. SUBPRIME CONTRACT means any Contract with an Obligor who has a FICO score at the time of origination of such Contract from and including 500 to and including 639. For the avoidance of doubt, the term "Subprime Contract" as used herein shall not include any Contract with an Obligor who has a FICO score of below 500.

         1.88. TANGIBLE NET WORTH means, with respect to the Borrower, total assets minus all indebtedness, obligations or liabilities of the Borrower (excluding indebtedness, obligations or liabilities which are subordinated to the Obligations,) all determined in accordance with GAAP; PROVIDED, HOWEVER, for purposes of any computation of Tangible Net Worth, "assets" shall not include
(i) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), (ii) patents, trademarks, trade names, copyrights, and franchises, (iii) Debt owed by any Affiliate of the Borrower, and (iv) all other similar assets which would be classified as intangible assets under GAAP.

         1.89. TAXES means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Governmental Authority.

         1.90. UCC means the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended from time to time.

         1.91. UNUSED LINE FEE has the meaning set forth in Section 2.14.

         1.92. VEHICLE means a new or used passenger automobile, sport utility vehicle, light-duty truck, van or minivan which has been purchased or financed by an Obligor pursuant to the provisions of a Contract.

         1.93. WARRANT means the Stock Purchase Warrant to purchase 800,000 shares of common stock of the Borrower issued in favor of Merrill Lynch Mortgage Capital Inc.

SECTION 2.  REVOLVING CREDIT FACILITY.

         2.1. REVOLVING CREDIT COMMITMENT. Subject to and in reliance upon the terms, conditions, representations and warranties contained in this Agreement, Lender agrees to make revolving credit loans to Borrower in one or more advances (the "Revolving Credit Loans") so long as the aggregate of the Revolving Credit Loans outstanding never exceeds the lesser of (a) an amount equal to the Aggregate Borrowing Base or (b) the Commitment. Lender shall have no obligation to make any Revolving Credit Loan on a non-Business Day or on or after the Commitment Termination Date; PROVIDED that Borrower's Obligations and Lender's Rights under the Loan Documents shall continue in full force and effect until the Obligations are paid and performed in full. During the Commitment Period, Borrower may borrow, repay and reborrow the Revolving Credit Loans in whole or part, all in accordance with terms and conditions of this Agreement.

         2.2.   BORROWING   PROCEDURE;   DISBURSEMENT.   Subject  to  the  prior
satisfaction of all conditions precedent stipulated in Section 3 of this Agreement, each Revolving Credit Loan shall be made on Borrower's notice (by facsimile or an electronic format acceptable to the Lender) (the "Advance Request") to Lender requesting an advance in a minimum amount of Five Hundred Thousand Dollars ($500,000) on a certain date (the "Borrowing Date") together with a Borrowing Base Report. Each Advance Request shall be in substantially the form attached hereto as Exhibit H, which form shall, at a minimum, include the draft number, obligor name, FICO score, amount, note rate, term, monthly payment, Contract Purchaser, loan number and funding date for each draft being funded, and a statement that, as of the date of such Advance Request, all of the representations and warranties contained in the Loan Documents are true and correct, and must be received by Lender no later than 1:00 PM, Eastern Time, on the Business Day of the Borrowing Date.

         2.3. REVOLVING CREDIT NOTE. All Revolving Credit Loans shall be evidenced by one (1) promissory note executed by Borrower, substantially in the form of Exhibit A attached hereto (the "Revolving Credit Note"), payable to the order of Lender, representing the obligation of Borrower to pay the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender, together with interest thereon as prescribed by this Agreement.

         2.4. MANNER OF PAYMENTS. All payments made by Borrower to Lender hereunder on account of principal, interest or otherwise shall be received by Lender on each related due date not later than 3:00 PM, Eastern Time, in Lender's account with Bankers Trust Company (account number 008-12-914, ABA No. 021-001-033, Re: MLMCI Matched, Attn: Bryan Gallagher) or at such other place as Lender shall direct, in immediately available United States funds. Any payments made by Borrower to Lender by mail shall not be effective until received by Lender as set forth in this Section 2.4. If any payment by Borrower under this Agreement or the Revolving Credit Note is to be made on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment. All payments shall be made by Borrower to Lender without offset or other reduction.

         2.5. INTEREST. The Revolving Credit Loans shall bear interest from day to day at a rate (the "Revolving Rate") per annum which shall, from day to day, be (A) with respect to all outstanding Revolving Credit Loans made with respect to Subprime Contracts then comprising part of the Aggregate Borrowing Base, the lesser of (i) the Maximum Rate and (ii) LIBOR then in effect plus two percent (2%), and (B) with respect to all outstanding Revolving Credit Loans made with respect to Prime Contracts then comprising part of the Aggregate Borrowing Base, the lesser of (i) the Maximum Rate and (ii) LIBOR then in effect plus one percent (1%).

         Accrued and unpaid interest on the Revolving Credit Loans for each month (or any shorter period) shall be payable monthly in arrears no later than the second (2nd) calendar day of the immediately succeeding month, or if such day is not a Business Day, on the immediately succeeding Business Day, commencing on the first such date to occur after the date of this Agreement and continuing regularly and monthly thereafter until the Obligations evidenced by the Revolving Credit Note are paid in full; and, interest shall also be paid on the Commitment Termination Date (whether at stated maturity, by acceleration or otherwise) and, after the Commitment Termination Date, on demand.

         2.6. COMPUTATION OF INTEREST.

               (A) Interest on the Revolving Credit Note shall be calculated on the basis of actual days elapsed, and computed on a year consisting of 360 days, subject to the provisions of Section 8.16 below. Further, for the purpose of computing interest, all items of payment in immediately available funds received by Lender shall be applied by Lender against the Obligations on the Business Day such payment is received, and (subject to final payment of all drafts and other items) any other items of payment received by Lender shall be applied by Lender against the Obligations on the second Business Day after receipt. The determination of when a payment is received by Lender will be made in accordance with Section 2.4. Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be presumptively conclusive and binding on Borrower in the absence of manifest error, subject, however, to the provisions of Section 8.16 below.

               (B) Notwithstanding anything to the contrary in the Revolving Credit Note or herein contained, in the event that the Revolving Rate should ever exceed the Maximum Rate, thereby causing the interest accruing on any of the indebtedness evidenced by the Revolving Credit Note to be limited to such Maximum Rate, then any subsequent reduction in LIBOR shall not reduce the rate of interest charged hereunder below the Maximum Rate until the total amount of interest accrued on such indebtedness equals the amount of interest which would have accrued on such indebtedness if the Revolving Rate had been in effect at all times in the period during which the rate charged thereon was limited to the Maximum Rate.

         2.7. DEFAULT RATE. At Lender's option and to the extent permitted by applicable Law and this Agreement, all past due Obligations shall bear interest from maturity (whether at stated maturity, by acceleration or otherwise) at the Revolving Rate then in effect plus two percent (2%) ("Default Rate") (PROVIDED, HOWEVER, the Default Rate shall never exceed the Maximum Rate) until paid, regardless of whether such payment is made before or after entry of a judgment.

         2.8. PRINCIPAL PAYMENTS. Any unpaid principal balance of the Revolving Credit Note and any accrued and unpaid interest shall be due and payable on the Commitment Termination Date.

         2.9. MANDATORY PAYMENT OF REVOLVING CREDIT LOANS. Borrower shall establish the Collection Account with a financial institution acceptable to Lender and shall deposit or cause to be deposited into the Collection Account all proceeds from the sale of Contracts to Contract Purchasers or otherwise, received by Borrower on a daily basis, which funds shall be applied by Lender on a daily basis to the Obligations of Borrower hereunder in the order and manner as Lender deems appropriate. Borrower shall also establish the Concentration Account, the Collection Sweep Investment Account, the ACH Account and the Checking Account with a financial institution acceptable to Lender. Each of the Collection Account, the Concentration Account and the Collection Sweep Investment Account shall be subject to the Securities Account Control Agreement; and funds deposited in each such account shall be deemed to be the property of Lender and Borrower shall have no right to make withdrawals from such account or otherwise have access to funds deposited into such accounts without the prior consent of the Lender.

         If, at any time during the Commitment Period, (i) the unpaid principal balance of the Revolving Credit Note shall exceed the lesser of (a) the Aggregate Borrowing Base, and (b) the Commitment, then Borrower shall immediately repay, without premium or penalty, the Revolving Credit Loans in an amount equal to such excess, along with accrued unpaid interest on the amount so repaid to the date of such repayment.

         2.10. CANCELLATION OF COMMITMENT. The Commitment shall, at the election of Lender, terminate upon the occurrence and continuance of an Event of Default; PROVIDED, HOWEVER, that the Commitment shall automatically terminate upon the occurrence of an Event of Default pursuant to Section 6.4(a) through (f) and
Section 6.4(i) (with respect to Section 6.4(a) through (f) inclusive). Borrower may terminate the Commitment and this Agreement in its entirety by giving written notice of such termination to Lender no less than twenty (20) days prior to the designated termination date, and on the designated termination date, all of the Obligations shall become due and payable in immediately available funds.

         2.11. VOLUNTARY PRINCIPAL PREPAYMENTS. Prior to the Commitment Termination Date, the Revolving Credit Loans may be prepaid in whole or in part at any time. Subject to the conditions of this Agreement, amounts so prepaid may be reborrowed hereunder, and this Agreement shall not be deemed to be terminated or canceled prior to the expiration or termination of Lender's commitment to lend hereunder solely because the Obligations may from time to time be paid in full.

         2.12. ORDER OF APPLICATION. At any time, including any time during which a Default or Event of Default has occurred and is continuing, all payments and prepayments of the Obligations, including proceeds from the exercise of any Rights under the Loan Documents shall be applied to the Obligations in the order and manner as Lender deems appropriate.

         2.13. USE OF PROCEEDS. Borrower shall use the proceeds of the Revolving Credit Loans to finance the working capital needs of Borrower arising in the ordinary course of business. All loan proceeds shall be used by Borrower only for legal and proper purposes (duly authorized by its governing body) which are consistent with all applicable Laws. The foregoing notwithstanding, Borrower shall not use any proceeds of the Revolving Credit Loans directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any affiliate of Lender during the underwriting period and for thirty (30) days thereafter.

         2.14. UNUSED LINE FEE. Borrower shall pay to Lender an Unused Line Fee equal to one-half of one percent (0.50%) per annum on the excess, if any, of the Commitment over the average daily loan balance of the Revolving Loan ("Unused Line Fee"). The Unused Line Fee will be in addition to the interest charge provided for herein and will be payable monthly in arrears. The Unused Line Fee will be calculated on the basis of actual days elapsed, but computed as if each year consisted of three hundred and sixty (360) days.

         2.15. WARRANT. In further consideration of the Lender's Commitment hereunder, on the Closing Date, the Borrower shall deliver an original executed copy, in form and substance satisfactory to the Lender, of the Warrant.

SECTION 3.     CONDITIONS PRECEDENT.

         3.1. INITIAL LOANS. Lender will not be obligated to make the initial Revolving Credit Loan unless it has received all of the items described on
Schedule 3.1 in form and substance satisfactory to Lender and its legal counsel and unless Borrower has complied with all the conditions and terms described on
Schedule 3.1 to the satisfaction of Lender and its legal counsel.

         3.2. EACH LOAN. In addition, Lender will not be obligated to make any Revolving Credit Loan unless:

               (A) Lender has received an Advance Request with respect to such proposed Revolving Credit Loan together with the information and documentation required by Section 5.3(c) of this Agreement and each statement or certification made by Borrower in the Advance Request shall be true and correct in all material respects on the Borrowing Date;

               (B) At the time of each Revolving Credit Loan (i) the representations and warranties made in the Loan Documents shall be true and correct as of such date, (ii) the Borrower shall be in compliance with all of its covenants under the Loan Documents and (iii) neither any change in the financial condition or prospect of Borrower which could have a Material Adverse Effect nor any Default or Event of Default shall have occurred and shall be continuing, or would result from the making of the Revolving Credit Loan;

               (C) The making of each Revolving Credit Loan is permitted by Law;

               (D) All conditions related to any Revolving Credit Loan are satisfactory to Lender and its counsel, and, if requested by Lender, Borrower shall have delivered to Lender evidence substantiating any of the conditions contained in this Agreement which are necessary to enable Borrower to qualify for any Revolving Credit Loan;

               (E) [Reserved];

               (F) In the reasonable opinion of the Lender, no Material Adverse Change shall have occurred with respect to the Borrower;

               (G) In the reasonable opinion of the Lender, no change in the Borrower's General Underwriting Criteria, which has a Material Adverse Effect on the interests of the Lender under any of the Loan Documents, shall have occurred prior to the date of the applicable Advance Request;

               (H) [Reserved];

               (I) Borrower shall have paid to the Lender any Unused Line Fee then due pursuant to Section 2.14 hereof;

               (J) Borrower shall have delivered to Lender an acknowledgement of lien or a release and discharge, in form and substance satisfactory to Lender, from each Person (including, without limitation, (i) a release and discharge from Bank One, NA ("Bank One") pursuant to the Master Loan and Security Agreement between Bank One and the Borrower dated as of April 2, 2001, as amended, (ii) an acknowledgement of lien from AmeriCredit Financial Services, Inc. ("AmeriCredit") pursuant to an Auto Loan Purchase and Sale Agreement between AmeriCredit and the Borrower dated as of June 5, 2000, as amended, and
(iii) an acknowledgement of lien from E*TRADE Bank ("E*TRADE") pursuant to a Flow Purchase and Sale Agreement (Refinance Loans) between E*TRADE and the Borrower dated as of December 18, 2001, and a Flow Purchase and Sale Agreement (New Originations) between E*TRADE and the Borrower dated as of January 23, 2002, as amended) with any Lien, except for the Permitted Liens in favor of the Lender only, on any of the Contracts or the Collateral pledged to the Lender pursuant to this Agreement, the Security Agreement or any other Loan Document; and

               (K) such other items as the Lender may reasonably request.

         The delivery of an Advance Request by Borrower and the acceptance by Borrower of the proceeds of any Loan hereunder shall each be deemed to constitute a representation and warranty by Borrower as to the matters specified in this Section 3.2.

         3.3. WAIVER OF CONDITIONS. Lender may, at its election, make any Revolving Credit Loan without all conditions being satisfied, but this shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent Revolving Credit Loan, unless Lender specifically waives each such item in writing.

SECTION 4.     REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants to Lender as follows:

         4.1. ORGANIZATION AND POWERS. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is necessary (except where the failure to be so qualified could not individually or in the aggregate have a Material Adverse Effect on the Collateral or the business or condition (financial or otherwise) of the Borrower or, so long as a Material Portion is not affected, impair the enforceability of any Contracts or other Collateral pledged to the Lender), (iv) has the power and authority to execute, deliver and perform each Loan Document to which it is or will be a party, and (v) has taken all action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is or will be a party.

         4.2. VALIDITY AND BINDING NATURE. This Agreement has been duly executed and delivered by Borrower and is, and each other Loan Document when executed and delivered by Borrower will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and equitable principles relating to or affecting enforcement of creditors' rights generally or relief of debtors generally).

         4.3. COMPLIANCE WITH LAWS AND DOCUMENTS. Borrower is not, nor will the execution, delivery and the performance of and compliance with the terms of the Loan Documents cause Borrower to be, in violation of any Laws or its bylaws or certificate of incorporation (as each may be amended). The execution, delivery and the performance of and compliance with the terms of the Loan Documents are not inconsistent with, and will not conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of any Lien (except in favor of the Lender, pursuant to the Loan Documents) upon any of the property, assets or revenues of Borrower pursuant to the terms of, any indenture, mortgage, lease, deed of trust, agreement, contract instrument or Law to which Borrower is a party or by which Borrower or any of Borrower's property, assets or revenue is bound or to which it is subject.

         4.4. PRIOR NAMES. Except as disclosed on Schedule 4.4, in the last five years, Borrower has not transacted business under any other corporate or trade name, been a party to any merger, combination, or consolidation or acquired all or substantially all of the assets of any Person.

         4.5. RELATIONSHIP WITH LENDER. No Person who may be deemed to have "control" of Borrower is an "executive officer," "director," or "principal shareholder" of Lender or any correspondent of Lender, as such quoted terms are defined in Section 215.2 of Regulation 0 of the Board of Governors of the Federal Reserve System, as amended.

         4.6. FINANCIAL STATEMENTS. The Current Financials were prepared in accordance with GAAP and present fairly the financial condition and the result of operations of Borrower as of, and for the portion of the fiscal year ending on, the date or dates thereof. All material liabilities (direct or indirect, fixed or contingent) of Borrower as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Between the date or dates of the Current Financials and the date hereof, there has been no material adverse change in the financial condition of Borrower, nor has Borrower incurred any material liability (direct or indirect, fixed or contingent).

         4.7. REGISTRATIONS AND LICENSES. Borrower possesses adequate authority and licenses including, without limitation, licenses and registrations necessary to Eligible Contracts and to continue to conduct its business as presently conducted (except where the failure to have such authority and licenses would not individually or in the aggregate have a Material Adverse Effect on the Collateral or the business or condition (financial or otherwise) of the Borrower or, so long as a Material Portion is not affected, impair the enforceability of any Contracts or other Collateral pledged to the Lender).

         4.8. LITIGATION. There are no proceedings or investigations pending, or, to the Borrower's knowledge, threatened before any Governmental Authority having jurisdiction over the Borrower or its property: (A) asserting the invalidity of this Agreement or any other Loan Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Loan Agreement, or (C) seeking any determination or ruling that might have a Material Adverse Effect; in addition, except for the Litigation described on Schedule 4.8, Borrower is not involved in, nor is Borrower aware of, any Litigation involving Borrower involving amounts in excess of $25,000, nor are there any outstanding or unpaid judgments against Borrower. None of the Litigation described on Schedule 4.8 could, collectively or individually, have a Material Adverse Effect if determined adversely against Borrower.

         4.9. TAXES. All tax returns and reports of Borrower required to be filed have been filed, and all Taxes imposed upon Borrower which are due and payable have been paid, other than Taxes being contested in good faith for which the criteria for Permitted Liens have been satisfied as set forth on

Schedule 4.13; PROVIDED, HOWEVER, that the Borrower shall not be in violation of this covenant if Taxes have not been paid, and/or tax returns and reports have not been filed, with respect to Taxes not exceeding an aggregate amount of $250,000.

         4.10. GOVERNMENT REGULATION. Neither Borrower nor any transaction contemplated hereunder is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), any regulations promulgated by the Office of Foreign Assets Control as codified in Chapter V of 31 C.F.R., or any other Law (other than Regulation T, U or X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Debt.

         4.11. EMPLOYEE BENEFIT PLANS. Borrower does not currently sponsor or contribute to, nor has any contract or other obligation to contribute to (nor has Borrower in the preceding sixty (60) calendar months sponsored or contributed to, or contracted to or become otherwise obligated to contribute to) any Plan or any Multiemployer Plan, except as set forth on Schedule 4.11.

         4.12. PURPOSE OF LOAN. The proceeds of the Revolving Credit Loans will be used only for the purposes set forth in Section 2.13 and shall not be used
(a) to purchase or carry any "Margin Stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or (b) for any purpose in violation of Regulations T, U or X of said Board of Governors.

         4.13. PROPERTIES; LIENS; DEBT. Borrower has good and marketable title to all of its property. Except for Liens permitted by Lender to be listed on
Schedule 4.13 and the Liens in favor of Lender (collectively, the "Permitted Liens"), there is no Lien on any of Borrower's property or income. In addition, none of the Permitted Liens, other than those Liens in favor of Lender, and including, without limitation, the Liens of GMAC Bank or Greenwich Capital Financial Products, Inc. (as set forth in Schedule 4.13), are Liens against any of the Contracts or the Collateral pledged to the Lender pursuant to this Agreement, the Security Agreement or any other Loan Document.

         4.14. MATERIAL AGREEMENTS. Borrower is not, nor will the execution, delivery and performance of and compliance with the terms of the Loan Documents cause Borrower to be, in default (nor has any potential default occurred) under any material agreement, document or instrument other than such defaults or potential defaults which could not, individually or collectively, cause a Material Adverse Effect.

         4.15. NO CONSENTS. No order, consent, approval, license, permit, waiver, exemption, authorization of or validation of, or filing, recording or registration with (except as heretofore have been obtained or made), or exemption by, any Person is required to authorize, or is required in connection with, the execution, delivery, performance, legality, validity, binding effect, or enforceability of the Loan Documents.

         4.16. SUBSIDIARIES AND AFFILIATES. Borrower has no Subsidiaries or Affiliates other than as disclosed on Schedule 4.16 below.

         4.17. CAPITALIZATION AND CONTROL. The capitalization of Borrower as set forth on Schedule 4.17 is true, correct and, as of March 15, 2002, complete. All of the issued and outstanding stock of Borrower has been duly and validly issued in accordance with Borrower's organizational documents and all applicable requirements of law and is fully paid and nonassessable. There are no options, rights, calls, commitments, plans, contracts or other agreements granted or issued regarding the stock of Borrower and none are authorized, except the Warrant and as set forth in Schedule 4.17.

         4.18. GENERAL. To the best of Borrower's knowledge, there are no facts or conditions relating to the Loan Documents, any of the Collateral or the financial condition and business of Borrower which would, individually or collectively, cause a Material Adverse Effect and which have not been revealed in writing to Lender. All writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of Borrower are and will be genuine and in all respects what they purport and appear to be. No information furnished to Lender by or on behalf of Borrower contains any material misstatement of fact or omits to state any fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading which would result in a Material Adverse Effect.

         4.19. CONTRACT PURCHASE AGREEMENTS. EXHIBIT C hereto represents a list of all of Borrower's Contract Purchase Agreements; such agreements are in full force and effect; and, Borrower is not in default under any such agreement.

         4.20. FORMS OF AGREEMENTS. Each of the Dealer Agreements, E-Fund Agreements and Note and Security Agreements actually entered into by the Borrower is in substantially the form attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and any changes therefrom related to any particular Contract are not adverse to the Lender.

         4.21. SUBSEQUENT AFFIRMATIONS. Affirmations of the foregoing Representations and Warranties subsequent to the Closing Date shall be based on information delivered to Lender by Borrower as of the Closing Date (or subsequent information delivered by Borrower in compliance with Section 5.1(j), if any,) and Financial Statements to be supplied by Borrower subsequent to the Closing Date in compliance with Sections 5.3(a), 5.3(b) and 5.3(c).

         4.22. ACCOUNTS. Each of the Collection Account, the Concentration Account, the Collection Sweep Investment Account, the ACH Account, the Checking Account, and any amounts or other property deposited therein are not subject to, and are free and clear of, any Liens, except for Permitted Liens in favor of the Lender only.

         4.23. ORGANIZATION. The jurisdiction of organization of the Borrower is situated in the State of Delaware and the Borrower is a "registered organization" within the meaning of Article 9 of the Delaware UCC; and the principal place of business and chief executive office of the Borrower are situated in the State of California.

         4.24. COMPLIANCE WITH 1940 ACT. The Borrower is neither an "investment company" nor a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

         4.25. PARTNERSHIPS; JOINT VENTURES. The Borrower is not a partner or joint venturer in any partnership or joint venture.

         4.26. DEFAULT; EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         4.27. OWNERSHIP OF TRADEMARKS. Borrower possesses and owns all necessary trademarks, trade name, copyrights, patents, patent rights, franchises and licenses which are material to the conduct of its businesses as now operated.

         4.28. ELIGIBILITY. Each Contract that forms part of the Collateral pledged to the Lender is an Eligible Contract.

         4.29. OTHER. All of the representations and warranties made in the Loan Documents shall be true and correct as of each Borrowing Date.

         4.30. [RESERVED]

         4.31. ADVANCE REQUEST; BORROWING BASE REPORT. Each Advance Request and Borrowing Base Report which has been furnished to the Lender pursuant to this Agreement was accurate and complete in all material respects on the date of delivery thereof to the Lender.

SECTION 5.    COVENANTS.

         5.1. AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender, so long as this Agreement shall remain in effect and the principal of or interest on the Revolving Credit Note, or any other Obligation, shall be unpaid, as follows:

         5.1(A) COMPLIANCE WITH LAW; MAINTENANCE OF PROPERTIES. Borrower shall do or cause to be done all things necessary (i) to preserve and keep in full force and effect at all times its existence as a company in good standing (and a "registered organization") under the laws of the State of Delaware and its rights, licenses and franchises, (ii) to continue to conduct its business substantially as now proposed to be conducted, (iii) to comply with all applicable Laws, the violation of which might have a Material Adverse Effect on the operations of Borrower or the Collateral, (iv) to preserve all property in use or useful in the conduct of its business and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all necessary and proper repairs, renewals and replacements, betterment and improvements thereto so its business carried on in connection therewith may be properly and advantageously conducted at all times. Failure to comply with this provision may be cured by Borrower within thirty (30) days of such failure; and upon such timely cure, Borrower shall be in compliance with this provision.

         5.1(B) INSURANCE. Borrower shall maintain comprehensive general liability and public liability insurance and such other types of insurance reasonably requested by Lender, all such insurance to be maintained with financially sound and reputable insurance companies, against such casualties, risks and contingencies, and in such types and amounts, as are consistent with customary practices and standards of companies engaged in a similar business. All insurance insuring the Collateral shall name Lender as a loss payee.

         5.1(C) INSPECTION. Borrower shall permit any representative of the Lender to visit and inspect any of its property, including the Collateral, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers. If no Event of Default has occurred and is continuing, Lender shall give Borrower reasonable notice of such examination and such examination shall occur during regular business hours.

         5.1(D) FURTHER ASSURANCES. Borrower shall execute any and all further documents and take all further actions which may be required under applicable law, or which the Lender may request, to grant, preserve, protect and perfect the first priority Lien on the Collateral created by the Security Documents (subject only to Liens permitted by the Loan Documents), including without limitation, those actions required to perfect Liens on and assignment of any interest of Borrower in any Contract in accordance with the laws of the jurisdiction governing such Liens and the assignments.

         5.1(E) INDEMNITY. Borrower shall indemnify Lender and its officers, directors, employees, representatives, agents, attorneys and affiliates (each, an "Indemnified Party") from, hold each of them harmless against, promptly upon demand pay or reimburse each of them with respect to any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands, causes of action, costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (collectively, the "Indemnity Matters") other than those proximately resulting from an Indemnified Party's negligence or willful misconduct which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by Borrower of the proceeds of any of the Revolving Credit Loans, (ii) the breach of any representation or warranty set forth in any Loan Document, or (iii) any other aspect of this Agreement and the other Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs of internal counsel), and all other expenses incurred in connection with investigating, defending or preparing to defend any such Indemnity Matter. Borrower shall be obligated to pay or reimburse each Indemnified Party for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by such Indemnified Party in connection with any Indemnity Matter at the time such costs and expenses are incurred and such Indemnified Party has given Borrower written notice thereof. Borrower's Obligations under this Section 5.1(e) are subject to
Section 8.14 hereof. In the event that any claim, demand, investigation, litigation or inquiry (a "Claim") is brought against any Indemnified Party, the Indemnified Party agrees to give written notice to Borrower with respect to same, together with a copy of such Claim, and so long as no Event of Default shall have occurred and be continuing, Borrower shall have the right in good faith and by appropriate proceedings to defend any Indemnity Matter and to employ counsel acceptable to the Indemnified Party to conduct such defense (at Borrower's sole expense) so long as such defense shall not involve any danger of the foreclosure, sale, forfeiture or loss of, or imposition of any Lien, other than a Permitted Lien, on any part of the Collateral, or subject any Indemnified Party to criminal liability. Should Borrower elect to engage its own counsel acceptable to the Indemnified Party and Lender, the Indemnified Party and Lender may continue to participate in the defense of any such Indemnified Matter and will retain the right to settle any such matter on terms and conditions satisfactory to Lender, Indemnified Party and Borrower. All such settlements shall be paid by and remain the sole responsibility of Borrower. In the event Borrower does not accept the defense of the Indemnity Matter as provided above, Indemnified Party shall have the full right to defend against such Claim, in its sole discretion, and pursue its rights hereunder.

         5.1(F) BOOKS AND RECORDS. Borrower shall keep, in accordance with GAAP, proper and complete books, records and accounts.

         5.1(G) TAXES. Borrower shall file or cause to be filed when due all federal, state and local returns, filings, elections and reports which are required to be filed by it in respect of all Taxes, and shall pay all such Taxes as may be required by law and in accordance with any assessment or demand for payment received by it as and when such Taxes become due and payable PROVIDED, HOWEVER, that the Borrower shall not be in violation of this covenant if Taxes have not been paid, and/or tax returns and requests have not been filed with respect to Taxes, not exceeding an aggregate amount of $250,000; and the Borrower shall provide evidence of payment of any Taxes if so requested by the Lender.

         5.1(H) PAYMENT OF OBLIGATIONS. Borrower shall promptly pay all of its Debt as it becomes due except to the extent that any such Debt is being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which reserves or other provisions (if any) required by GAAP shall have been made; PROVIDED, HOWEVER, that except for payments to Borrower's mortgage warehouse lenders, Borrower shall not, directly or indirectly, make (i) any prepayment of principal of or interest on any Debt other than the Obligations, or (ii) any payment of principal of or interest on any Debt subordinated to the Obligations (such subordination to be in form and substance satisfactory to Lender) without the prior written consent of Lender.

         5.1(I) EXPENSES OF LENDER. Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower shall pay on demand all out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for Lender) in connection with the negotiation, preparation, execution, filing, recording, refiling, re-recording, modification, release, supplement and waiver of the Loan Documents and the making, servicing and collection of the Obligations including, without limitation, the Obligations under Section 7.4. Borrower's Obligations under this Section 5.1(i) are subject to Section 8.14 hereof.

         5.1(J) SUPPLEMENTED SCHEDULES. Borrower shall as soon as possible and in any event within twenty (20) days after the occurrence thereof, supplement in writing and deliver to Lender revisions of the Schedules annexed to this Agreement to the extent necessary to disclose new or changed facts or circumstances after the Closing Date so as to cause the representations and warranties set forth herein to remain accurate and not misleading; provided that subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed.

         5.1(K) LOAN GUIDELINES. The Contracts of Borrower shall comply at all times with Law, with the Loan Guidelines and the terms, conditions and disclosures in each lending relationship by and between Borrower and its customer.

         5.1(L) NOTIFICATION FOR DEFAULT OR EVENT OF DEFAULT. Not later than one
(1) Business Day after the occurrence thereof, the Borrower shall notify the Lender in writing of the occurrence of any Default or Event of Default.

         5.1(M) NOTIFICATION FOR MATERIAL ADVERSE CHANGE. Not later than one (1) Business Day after the occurrence thereof, the Borrower shall notify the Lender in writing of the occurrence of any Material Adverse Change in respect of itself.

         5.1(N) NOTIFICATION FOR CHANGE TO GENERAL UNDERWRITING POLICY. Borrower shall promptly notify the Lender in writing of any material change in the General Underwriting Policy.

         5.1(O) NOTIFICATION OF LITIGATION. Borrower shall promptly notify the Lender in writing of the occurrence of any Litigation, action, suit, dispute, arbitration, proceeding or other circumstance affecting the Borrower, the result of which, if determined adversely, would be a judgment or award against the Borrower (i) in excess of $25,000 or (ii) which would result in a Material Adverse Change in respect of the Borrower, and the Borrower shall from time to time provide the Lender with all information reasonably requested by the Lender concerning the status thereof.

         5.1(P) OBLIGOR INSURANCE. Borrower shall provide evidence that each Obligor at origination has obtained the insurance required by the related Contract.

         5.1(Q) WITHHOLDING. Borrower shall from time to time withhold and remit all amounts required to be withheld (including without limitation, in respect of income tax, withholding taxes on payments to non-residents, any ERISA pension plan and employment insurance) from all payments made to officers and employees or to all non-residents and to all other applicable Persons and the Borrower shall pay all such amounts, together with any interest and penalties due, to the appropriate authority as required by law.

         5.1(R) PRESERVATION OF RIGHTS. Borrower shall preserve and maintain all of its material rights, privileges, licenses and franchises.

         5.1(S) LENDER'S RIGHT TO LEAD MANAGE; FIRST REFUSAL. Lender shall have the right:

              i. to lead manage the first Six Hundred Million Dollars ($600,000,000) of any Securitization, or any other long-term debt financing, of any Receivables originated by the Borrower or any Affiliate or Subsidiary thereof at commercially reasonable fees; and

              ii. of first refusal regarding all future warehousing or financing relationships of the Borrower for a period of two (2) years beginning on the Closing Date; provided, however, that the Lender shall have no right of first refusal regarding (a) whole loan sales with no further interest retained by the Borrower, (b) any corporate, non-asset backed securities financing of the Borrower or any Affiliate or Subsidiary thereof, (c) any sale of any equity securities of the Borrower or any Affiliate or Subsidiary thereof or (d) any financing of the Borrower or any Affiliate or Subsidiary thereof not secured in whole or in part by Eligible Contracts.

                  Borrower's Obligations under this Section 5.1(s) are subject to Section 8.14 hereof.

         5.2. NEGATIVE COVENANTS. Borrower covenants and agrees with Lender, so long as this Agreement shall remain in effect and the principal of or interest on the Revolving Credit Note, or any other Obligation, shall be unpaid, as follows:

               5.2(A). DEBT. Without the prior written consent of Lender, Borrower shall not, directly or indirectly, create, incur or suffer to exist any direct, indirect, fixed or contingent liability or any Debt in excess of Five Million Dollars ($5,000,000).

               5.2(B). LIENS. Without the prior written consent of Lender, Borrower shall not, do anything to (i) adversely affect the priority, perfection or validity of the security interest of the Lender in the Collateral or (ii) create, incur or assume any Lien upon any of the Collateral except for Permitted Liens in favor of the Lender only.

               5.2(C). ACQUISITIONS, MERGERS AND DISSOLUTIONS. Without the prior written consent of Lender, Borrower shall not, directly or indirectly (i) acquire all or any substantial portion of the assets or stock of, or interest in, any Person, (ii) merge or consolidate with any Person, or (iii) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

               5.2(D). MAINTENANCE OF CASH OR CASH EQUIVALENTS. Borrower shall not permit its maintenance of cash or cash equivalents (in the form of unrestricted cash, restricted cash not in excess of Five Million Dollars ($5,000,000), but excluding amounts borrowed to satisfy commitments to acquire Contracts) to be less than Fifteen Million Dollars ($15,000,000), as of the Closing Date and the last day of each calendar month.

               5.2(E). EMPLOYEE BENEFIT PLANS. Borrower shall not, directly or indirectly, sponsor or contribute to, or create or suffer to exist any contractual or other obligation to contribute to, any Plan or Multiemployer Plan, other than those set forth on Schedule 4.11.

               5.2(F). DIVIDENDS. Borrower shall not pay any dividends or distributions to any Person if a Default or Event of Default has occurred or if such payment would result in the occurrence of a Default or Event of Default.

               5.2(G). AGGREGATE ORIGINATIONS. Borrower shall not permit its three (3) month rolling average of the aggregate principal amount of all Contracts and mortgage loans (including without limitation home equity loans and lines of credit) and originated and funded by Borrower to be less than Two Hundred Fifty Million Dollars ($250,000,000), as of the Closing Date and the last day of each calendar month.

               5.2(H). TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES. Borrower shall not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of service) with any of its Affiliates or Subsidiaries, other than in the ordinary course of business of Borrower and upon fair and reasonable terms no less favorable than Borrower could obtain or could become entitled to in an arm's-length transaction with a Person which was not an Affiliate or Subsidiary. All existing transactions of Borrower with any Affiliate or Subsidiary are described on
Schedule 5.2(h) hereto.

               5.2(I). SALE OF ASSETS. Without Lender's prior written consent, Borrower shall not, directly or indirectly, sell, lease or otherwise dispose of substantially all of its assets.

               5.2(J). CHANGE IN MANAGEMENT OF BORROWER. Without Lender's prior written consent, Borrower shall not initiate a change in its president, chief executive officer or chief financial officer before a replacement acceptable to Lender has been engaged by Borrower. If such a change occurs which is not initiated by Borrower, Borrower shall obtain replacement management acceptable to Lender within sixty (60) days. During such sixty (60) day period, in addition to and supplemental to all other Rights of Lender under this Agreement, Lender may install an auditor(s) in any of the business locations of Borrower to ascertain Borrower's compliance with this Agreement.

               5.2(K). QUICK RATIO. Borrower shall not permit its ratio of (i) cash or cash equivalents as described in Section 5.2(d) above, to (ii) current liabilities, excluding amounts payable under Borrower's warehouse or revolving lines of credit used to fund its mortgage or direct auto loans, to be less than 1 to 1, as of the last day of each calendar month.

               5.2(L). TANGIBLE NET WORTH. Borrower shall not permit its Tangible Net Worth to be less than Twenty-five Million Dollars ($25,000,000), as of the Closing Date and the last day of each calendar month.

               5.2(M). CONTRACT REDOCUMENTATION AND MODIFICATION. Borrower shall not redocument or otherwise modify any Contract without the prior written consent of Lender.

               5.2(N). COMPLIANCE WITH LAWS AND DOCUMENTS. Borrower shall not, directly or indirectly, violate the provisions of any Laws, its articles of incorporation, bylaws, other governance documents or any agreements.

               5.2(O).   NEW  BUSINESSES.   Borrower  shall  not,   directly  or
indirectly, engage in any business other than that in which it is presently engaged without the prior written consent of Lender.

               5.2(P). FISCAL YEAR AND ACCOUNTING METHODS. Borrower shall not change its fiscal year, which currently ends each December 31, or method of accounting, other than immaterial changes in methods to which its independent certified public accountants concur without the prior written consent of Lender.

               5.2(Q). USE OF NAME CONFIDENTIALITY. Borrower shall not use Lender's name or trademark in connection with the operation of Borrower's business, including, but not limited to, any advertising undertaken by Borrower, and Borrower shall use all reasonable efforts to keep confidential the terms and conditions of the Loan Documents except as required to satisfy disclosure requirements of the Securities Exchange Commission or other supervising governmental agency.

               5.2(R). BUSINESS LOCATIONS; JURISDICTION OF ORGANIZATION. All present business locations of Borrower are set forth on Schedule 5.2(r), including, without limitation, Borrower's principal place of business. Without the prior written consent of Lender, Borrower shall not conduct its business operations or store or otherwise locate any of the Collateral at any other location except as set forth on Schedule 5.2(r). Borrower is "located" in the State of Delaware within the meaning of Section 9-307 of the UCC. Borrower shall neither establish a new chief executive office or change its jurisdiction of organization without giving written notice to Lender thirty (30) days prior to such establishment and executing and delivering to Lender any documents considered necessary by Lender, in Lender's sole discretion, to perfect or continue perfection of its Liens on the Collateral.

               5.2(S). FUNDING OF LOANS. Borrower shall fund no direct loans for the purchase of Vehicles until the Dealer in a subject transaction has complied with the Dealer Agreement and corresponding E-Fund Agreement.

               5.2(T). MODIFICATION OF DEALER AGREEMENT. Without the prior written consent of Lender, Borrower shall not amend, modify, supplement or otherwise change any Dealer Agreement in a manner adverse to the Lender.

               5.2(U). CONTRACTS HELD-FOR-SALE. Borrower shall not permit the aggregate principal amount of its Contracts held-for-sale, excluding Contracts for which a Revolving Credit Loan has been made hereunder, for a period of more than twenty (20) days to exceed One Million Five Hundred Thousand Dollars ($1,500,000), as of any date of determination.

               5.2(V). OPERATION OF BUSINESS. Without the prior written consent of the Lender, Borrower shall not operate its business in a manner which would reasonably be expected to lead to a Material Adverse Change with respect thereto.

               5.2(W). CHANGE OF NAME. Borrower shall not change its name without providing the Lender with written notice thereof at least thirty (30) Business Days prior to any such change and promptly taking such steps as may be required to maintain the perfection of the security interest granted to the Lender in the Collateral in connection with any such change.

               5.2(X). ACCOUNTS. Without the prior written consent of the Lender, Borrower shall not create, incur, assume or permit to exist any Lien upon any of the Collection Account, the Concentration Account, the Collection Sweep Investment Account, the ACH Account, the Checking Account, or any amounts deposited therein, except for Permitted Liens in favor of the Lender only.

               5.2(Y). SALE OR DISPOSITION OF COLLATERAL. Without the prior written consent of the Lender, Borrower shall not sell, transfer, assign, convey or otherwise dispose of any Collateral other than in accordance with the express terms and conditions of the Loan Documents. For the avoidance of doubt, Borrower may, at any time, and from time to time, sell Prime Contracts (pledged to the Lender hereunder) to E-LOAN Auto Fund One, LLC for the purpose of funding such Prime Contracts under the Credit Agreement so long as the proceeds of such funding are applied in full to repay the Obligations of the Borrower hereunder.

               5.2(Z). INVOLUNTARY LIENS. Without the prior written consent of the Lender, Borrower shall not permit (i) to exist any Lien upon any of the Collateral, except for Permitted Liens in favor of the Lender only, or (ii) anything to adversely affect the priority, perfection or validity of the security interest of the Lender in any of the Collateral; PROVIDED, HOWEVER, that the Borrower shall not be in violation of this covenant so long as (x) the aggregate Discounted Contract Balance of all the affected Contracts plus the face value of all other affected Collateral shall not exceed an aggregate amount of $1,000,000 and (y) any failure under this Section 5.2(z) shall be cured within ten (10) Business Days.

         5.3. REPORTING REQUIREMENTS. Borrower shall furnish to Lender such information as requested by Lender. Additionally, Borrower shall cause the following to be furnished to Lender:

               5.3.(A)  soon as  available,  but no later than one hundred  five
(105) days after the last day of each fiscal year of Borrower, unqualified audited Financial Statements showing the financial condition and result of operations of Borrower as of, and for the year ended on, such last day, accompanied by (i) the opinion of a firm of independent certified public accountants acceptable to Lender, based on an audit using GAAP, that such Financial Statements were prepared in accordance with GAAP and present fairly the financial condition and result of operations of Borrower, and (ii) a Financial Report Certificate with respect to such Financial Statements.

               5.3.(B). As soon as available, but no later than thirty (30) days after the last day of each calendar month (i) unaudited Financial Statements (balance sheet, income statement and cash flow statement only) showing the financial condition and results of operations of Borrower as of, and for the period from the beginning of the current fiscal year, to such last day, for the same time period (ii) a Financial Report Certificate with respect to such Financial Statements.

               5.3.(VC. As soon as available, but no later than five (5) Business Days after the last day of each calendar month, a summary of (i) Contracts originated, (ii) Contracts sold to Contract Purchasers, and (iii) Contracts held-for-sale.

               5.3.(D). Notice, promptly after Borrower knows or has good faith reason to believe, of (i) the existence and status of any Litigation with respect to Borrower which could have a Material Adverse

Effect, (ii) any change in any material fact or circumstance represented or warranted in any Loan Document or Credit Document, and/or (iii) a Default or Event of Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

               5.3.(E). Promptly, but within ten (10) Business Days upon request therefor by Lender, such information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets and liabilities of Borrower or any Person guaranteeing or providing Collateral to secure all or any part of the Obligations and such opinions, certifications and documents, in addition to those mentioned in this Agreement, as Lender may reasonably request.

               5.3.(F). Promptly, but no later than five (5) Business Days after receipt thereof by Borrower, copies of each report required to be submitted by a Contract Purchaser pursuant to a Contract Purchase Agreement.

         5.4. USE OF REPORTS. Borrower acknowledges and agrees that although Lender may rely on the unaudited financial statements and reports delivered to Lender pursuant to Section 5.3 to determine whether Borrower is in compliance with the  financial  covenants  set forth in  Section  5.2,  Lender may make any adjustment consistent with GAAP to such reports and statements, as it determines, in its sole discretion, which is necessary to more accurately reflect the financial condition of Borrower or to more accurately reflect the value of the Collateral. Lender shall advise Borrower of any material adjustments made pursuant to this Section 5.4. Any dispute between Borrower and Lender as to the interpretation and/or application of GAAP shall be resolved by obtaining the opinion of a certified public accountant and acceptable to Lender, at the expense of Borrower.

         5.5. AUDITS. Borrower shall permit Lender or its designated representative to enter upon Borrower's premises at any of Borrower's business locations to conduct periodic audits of Borrower's books, accounts, inventory and operations. Such audits shall be conducted during each calendar quarter during the term of this Agreement; PROVIDED, HOWEVER, the frequency of such audits may be increased or decreased within the sole discretion of Lender. If no Event of Default has occurred and is continuing, Lender shall provide reasonable notice to Borrower of such audits and shall conduct such audits during regular business hours.

SECTION 6.  EVENTS OF DEFAULT.

         The term "Event of Default" means the occurrence of any one or more of the following events:

         6.1. PAYMENT OF OBLIGATIONS. The failure or refusal of Borrower to pay any portion of the Obligations as the same becomes due in accordance with the terms of the Loan Documents.

         6.2. RESERVED.

         6.3. LOAN DOCUMENTS AND SECURITY DOCUMENTS. An Event of Default shall occur and be continuing under any Security Document or other Loan Document.

         6.4. BANKRUPTCY. (a) Borrower or any of its Affiliates shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto,
(b) an involuntary case is commenced against Borrower or any of its Affiliates and the petition is not controverted within ten (10) days, or is not dismissed within thirty (30) days, after commencement of the case, (c) a custodian is appointed for, or takes charge of, all or any substantial part of the property of Borrower or any of its Affiliates, (d) Borrower or any of its Affiliates commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or such Affiliate, as the case may be, or there is commenced against Borrower or such Affiliate, as the case may be, any such proceeding which remains undismissed for a period of thirty (30) days, (e) Borrower or any of its Affiliates is adjudicated insolvent or bankrupt, (f) Borrower or any of its Affiliates makes a general assignment for the benefit of creditors, (g) Borrower or any of its Affiliates shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due, (h) Borrower or any of its Affiliates shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, or (i) Borrower or any of its Affiliates shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing.

         6.5. MATERIAL ADVERSE EFFECT. The occurrence of any event or events which in the reasonable business judgment of Lender shall have or cause a Material Adverse Effect on the Borrower or on the Borrower's obligations hereunder or under any other Loan Document.

         6.6. MISREPRESENTATION. Any statement, representation, or warranty in the Loan Documents or in any writing ever delivered by Borrower or on behalf of Borrower to Lender pursuant to the Loan Documents is false, misleading or erroneous in any material respect when made or when deemed to be repeated and is not cured within ten (10) calendar days after the Borrower has knowledge thereof or should have had knowledge with the exercise of ordinary diligence.

         6.7. COVENANTS. Borrower shall breach any covenant in Section 5.1 hereof or any other obligation under this Agreement or any other Loan Document (which obligation is not the subject of any other Event of Default as defined in this Section 6) and such breach shall remain uncured for a period of thirty (30) days after the Borrower shall have received written notice, or acquired actual knowledge, thereof.

         6.8. NEGATIVE COVENANTS. Borrower shall breach any negative covenant in
Section 5.2 hereof.

         6.9. CREDIT AGREEMENT. An event of default or pending event of default shall occur and be continuing under any of Sections 9.1(a), (c), (d), (e), (f),
(g), (h), (i), (l), (p) or (t) of the Credit Agreement.

         6.10. ADVERSE JUDGMENTS. One or more final (non-interlocutory) judgments, orders or decrees shall be entered against the Borrower or any of its Affiliates involving in the aggregate a liability as to any single or related series of transactions, incidents or conditions, for which such Person's uninsured liability is Five Million Dollars ($5,000,000) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof.

         6.11. PERFECTION. Lender shall cease to have a valid and perfected first priority security interest in the Collateral and such security interest is not restored to being a valid and perfected first priority security interest within ten (10) Business Days after the earlier that Borrower (i) becomes aware thereof or (ii) receives notice from the Lender.

         6.12. REPORTABLE EVENT. The occurrence of a Reportable Event (within the meaning of Section 4043 of ERISA) with respect to any Plan, or the occurrence of any event or condition with respect to a Plan which reasonably could be expected to result in the imposition of a Lien on any of the Collateral.

         6.13.  1940  ACT.   Borrower  becomes  subject  to  regulation  by  the
Securities and Exchange Commission as an "investment company" within the meaning of the Investment Company Act of 1940.

         6.14. DENIAL OF OBLIGATIONS. Borrower denies its obligations under any Credit Document to which it is a party.

         6.15. CHANGE IN CONTROL. Without the prior written consent of Lender or payoff and discharge in full and termination of Lender's Commitment under this Agreement, Borrower shall, directly or indirectly, undergo a change in control of more than twenty-five percent (25%) of the ownership of Borrower.

SECTION 7.     RIGHTS AND REMEDIES.

         7.1. REMEDIES. Upon and after the occurrence of an Event of Default, Lender may, at its election and in addition to all remedies then available under the Security Agreement, do any one or more of the following without notice of any kind, including, without limitation, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived by Borrower: (a) declare the entire unpaid balance of the Obligations, or any part thereof, immediately due and payable, whereupon it shall be due and payable; (b) terminate its commitment to lend hereunder; (c) exercise the Rights of offset or banker's lien against the interest of Borrower in and to every account and other property of Borrower which are in the possession of Lender to the extent of the full amount of the Obligations; (d) foreclose any or all Liens held by Lender or otherwise realize upon any and all of the Rights Lender may have in and to the Collateral, or any part thereof; and
(e) exercise any and all other legal or equitable Rights afforded by the Loan Documents or under Law.

         7.2. PERFORMANCE BY LENDER. If any covenant, duty or agreement of Borrower is not performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform or attempt to perform, such covenant, duty or agreement on behalf of Borrower. In such event, any amount expended by Lender in such performance or attempted performance shall be payable by Borrower to Lender on demand, shall become part of the Obligations and shall bear interest at the Default Rate from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and shall never have, except by express written consent of Lender, any liability or responsibility for the performance of any covenant, duty or agreement of Borrower.

         7.3. DELEGATION OF DUTIES AND RIGHTS. Lender may perform any of its duties or exercise any of its Rights under the Loan Documents by or through its officers, directors, employees, attorneys, agents or other representatives.

         7.4. EXPENDITURES BY LENDER. Borrower shall indemnify Lender for all court costs, reasonable attorneys' fees, other costs of collection and other sums spent by Lender pursuant to the exercise of any Right (including, without limitation, any effort to collect or enforce the Revolving Credit

Note) provided herein shall be payable to Lender on demand, shall become part of the Obligations and shall bear interest at the Default Rate from the date spent until the date repaid.

         7.5. SAVING. Lender shall not be under any obligation to the Borrower or any other Person to realize on any Collateral, enforce the Lender's security interest or any part thereof or to require the enforcement by the Borrower of its rights in the Collateral or any part thereof or to allow any of such Collateral to be sold, dealt with or otherwise disposed of. Lender shall not be responsible or liable to the Borrower or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce such Collateral or any part thereof or the failure to allow any such Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on its part or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing.

         7.6. REMEDIES CUMULATIVE. The rights and remedies of the Lender under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained herein or in any of the other Loan Documents shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement contained herein or in any of the other Loan Documents, and any indulgence granted by the Lender shall be deemed not to be a waiver of any subsequent default.

         7.7. SET-OFF OR COMPENSATION. In addition to and not in limitation of any rights now or hereafter granted under applicable law, at any time after an Event of Default has occurred and is continuing, the Lender may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Lender to or for the credit of or the account of the Borrower, against and on account of the Obligations hereunder notwithstanding that any of them are contingent or unmatured.

SECTION 8.     MISCELLANEOUS.

         8.1. NOTICES. All notices, requests and other communications to be given hereunder shall be in writing and shall be given to such party at its address or fax number set forth below or such other address or fax number as such party may hereafter specify by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by fax during the business hours of the party receiving notice, when transmitted to the fax number specified in this Section and, on the day of transmittal thereof, a confirmation of receipt (which may be telephonic) is given by the recipient and in any event no later than the next Business Day, (ii) if given by mail, on the third day after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified in this Section; PROVIDED that notices given under this subsection
(iii) shall not be effective until received by the respective addressee. All notices shall also be given, simultaneously and in like manner, to such party's legal counsel at its address or fax number set forth below or such other address or fax number as such party may hereafter specify by notice to the other parties.

AS TO BORROWER:                                        WITH A COPY TO:

E-LOAN, Inc.                                           E-LOAN, Inc.
5875 Arnold Road                                       5875 Arnold Road
Dublin, CA  94568                                      Dublin, CA  94568
Telephone:  (925) 241-2510                             Telephone:  (925) 560-2631
Telefax:  (925) 560-3408                               Telefax:  (925) 803-3503
Attn:  Tom Knight, Treasurer                           Attn: Edward A. Giedgowd, Esq.

AS TO LENDER:                                          WITH A COPY TO:

Merrill Lynch Mortgage Capital Inc.                    Merrill Lynch Mortgage Capital Inc.
4 World Financial Center, 22nd Floor                   4 World Financial Center, 22nd Floor
New York, NY 10080                                     New York, NY 10080
Telephone: (212) 449-9369                              Telephone: (212) 449-8486
Telefax: (212) 449-6673                                Telefax: (212) 449-6673
Attn: Jeffrey S. Cohen, Director                       Attn: Michael Blum, Managing Director

         8.2. AMENDMENTS; WAIVER. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         8.3. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Lender in exercising any Right or remedy hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any Right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other Right or remedy hereunder. The Rights and remedies herein expressly provided are cumulative and not exclusive of any Rights or remedies which Lender would otherwise have.

         8.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns. Borrower may not assign or transfer any of its rights or obligations hereunder without the written consent of Lender and any purported assignment in violation of the foregoing shall be null and void.

         8.5. NUMBER AND GENDER OF WORDS. Whenever in any Loan Document the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender in any Loan Document shall include each other gender where appropriate. The words "herein," "hereof," and "hereunder," and other words of similar import refer to the relevant Loan Document as a whole and not to any particular part or subdivision thereof.

         8.6. HEADINGS. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

         8.7. EXHIBITS AND SCHEDULES. If any EXHIBIT or SCHEDULE, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to, at the time of, or after the execution and delivery thereof. Each of the EXHIBITS and SCHEDULES are incorporated herein by this reference.

         8.8. FORM AND NUMBER OF DOCUMENTS. Each agreement, document, instrument, or other writing to be furnished to Lender under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Lender and its counsel.

         8.9. CONFLICTS. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with or is inconsistent with any provision in the other Loan Documents, the provision contained in this Agreement shall govern and control.

         8.10. WAIVERS BY BORROWER. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, BORROWER WAIVES (A) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, NOTICE OF INTENT TO ACCELERATE THE MATURITY OF THE OBLIGATIONS AND NOTICE OF SUCH ACCELERATION, PROTEST, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION, OR RENEWAL; AND (B) ALL RIGHTS TO NOTICE OF A HEARING PRIOR TO THE LENDER'S TAKING POSSESSION OR CONTROL OF, OR THE LENDER'S REPLEVY, ATTACHMENT OR LEVY UPON, THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE LENDER TO EXERCISE ANY OF LENDER'S REMEDIES. BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS EVIDENCED BY THIS AGREEMENT.

         8.11. WAIVER OF JURY. LENDER AND BORROWER HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN BORROWER AND LENDER IN CONNECTION WITH THE LOAN DOCUMENTS, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY LENDER'S ABILITY TO PURSUE ITS REMEDIES AS SET FORTH IN THIS AGREEMENT.

         8.12. CHANGES IN GAAP. All accounting and financial terms used in any of the Loan Documents and the compliance with each covenant contained in the Loan Documents which relates to financial matters shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in such Loan Documents. Should a change in GAAP require a change in any method of accounting, then such change shall not result in an Event of Default if, at the time of such change, such Event of Default had not occurred and was not then continuing, based upon the former methods of accounting used by or on behalf of Borrower; PROVIDED that after any such change in accounting methods, the Financial Statements required to be delivered to Lender pursuant to the terms hereof shall be prepared in compliance with such new method or methods of accounting but accompanied by such information, in form and detail satisfactory to Lender, that will allow Lender to readily determine the effect of such changes in accounting methods on such Financial Statements, and, for the purpose of determining whether an Event of Default has occurred, Lender shall look solely to such Financial Statements as adjusted to reflect compliance with such former method or methods of accounting.

         8.13. EXCEPTIONS TO COVENANTS. Borrower shall not take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any of the Loan Documents if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

         8.14. SURVIVAL. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party. Borrower's obligations under Sections 5.1(e), 5.1(i) and 5.1(s) hereof shall remain operative and in full force and effect regardless of the termination of this Agreement, the repayment of the Revolving Credit Note, or the existence of any investigation made on behalf of the Lender regarding the representations and warranties made by Borrower in connection with the Loan Documents.

         8.15. GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS AND SECURITY DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         8.16. MAXIMUM INTEREST RATE. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, the Revolving Credit Note, the other Loan Documents, or any other document relating hereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by law for the collection or charging of interest, then, IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the Revolving Credit Note, the other Loan Documents, or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Revolving Credit Note or on account of any other indebtedness of Borrower to Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to Borrower.

         8.17. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected thereby.

         8.18. LENDER NOT IN CONTROL. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the Right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the Right to exercise the remedies provided in
Section 7.

         8.19. INFORMATION SHARING. The Lender may provide any information the Lender may have about the Borrower or about any matter relating to this Agreement or the Obligations hereunder to any one or more purchasers or potential purchasers of the Obligations. The Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights or obligations under this Agreement to one or more purchasers whether or not related to the Lender. Notwithstanding the foregoing, the parties agree that they shall not share personally identifiable information of any consumers or customers with the other party, except as required to perform the parties' respective obligations under this Agreement, and except as may be necessary for Lender to exercise its rights under this Section 8.19 relative to sales, transfers or potential sales or transfers, of the Obligations; and neither party shall solicit any consumers or customers of the other party, based on personally identifiable information received in connection with this Agreement. In the event of a sale, assignment or transfer of interests or participations under this Section 8.19, Lender shall not share personally identifiable information of any consumers or customers with any purchaser, assignee or transferee, except as required to perform the agreement for such sale, assignment or transfer, and no purchaser, assignee or transferee shall solicit any consumers or customers of the Lender or Borrower, based on personally identifiable information received in connection with the agreement for such sale, assignment or transfer

         8.20. ENTIRETY AND AMENDMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT BETWEEN BORROWER AND LENDER AND SUPERSEDE ALL PRIOR PROPOSALS, AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF. BORROWER CERTIFIES THAT IT IS RELYING ON NO REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT EXCEPT FOR THOSE SET FORTH HEREIN AND THE OTHER LOAN DOCUMENTS OF EVEN DATE HEREWITH.

         8.21. MULTIPLE COUNTERPARTS AND FACSIMILE. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

         8.22. SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                (A) SUBMITS ITSELF AND ITS PROPERTY TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY OTHER FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF;

                (B) CONSENTS THAT ANY ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY OR ARISING FROM, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF, THE LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURTS;

                (C) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                (D) AGREES THAT ANY SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH EACH OF THE OTHER PARTIES HERETO SHALL HAVE BEEN

NOTIFIED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND

                (E) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

         8.23. BREAKAGE FEE. The Lender shall refund to the Borrower, as agent for E-LOAN Auto Fund One, LLC (the "SPV"), any Breakage Fee payable by the SPV pursuant to the Credit Agreement to the extent such Breakage Fee was incurred in connection with the SPV's sale of any Receivables in connection with a Securitization in which Lender is the lead manager.


                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                     Lender:
                                     MERRILL LYNCH MORTGAGE CAPITAL INC.


                                     By:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                            ------------------------------------


                                     Borrower:
                                     E-LOAN, INC.



                                     By:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                            ------------------------------------

                                    EXHIBIT A
                              REVOLVING CREDIT NOTE

UP TO $10,000,000                                             NEW YORK, NEW YORK
                                                                   JUNE __, 2002

         FOR VALUE RECEIVED, the undersigned, E-LOAN, INC., a Delaware corporation, ("Maker"), hereby unconditionally promises to pay on the Commitment Termination Date to the order of Merrill Lynch Mortgage Capital Inc., a Delaware corporation with its principal offices in 4 World Financial Center, New York, New York 10080 ("Lender"), not later than 1:00 p.m., Eastern Time, at its office located at 4 World Financial Center, New York, New York 10080 or at such other place as may be designated by Lender from time to time, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (i) TEN MILLION DOLLARS ($10,000,000), or (ii) the then aggregate unpaid principal balance of all Revolving Credit Loans (as defined in that certain Loan Agreement, dated as of June __, 2002, by and between Maker and Lender, as amended, modified or supplemented from time to time, the "Loan Agreement") made by Lender to the undersigned pursuant to the Loan Agreement, together with any accrued and unpaid interest from the date hereof until maturity at the rates per annum provided below and any Unused Line Fee. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

         1. RATES OF INTEREST AND PAYMENTS. Subject to the provisions of the Loan Agreement, Maker agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding from the date hereof until the principal balance hereof is paid in full at a fluctuating rate per annum equal to the applicable rate of interest as set forth in the Loan Agreement. Subject to the provisions of the Loan Agreement, Maker also agrees to pay Unused Line Fees in like money on the excess, if any, of the Commitment over the average daily loan balance of the Revolving Loan. Principal and interest payments on the unpaid principal balance, accrued interest due hereunder and Unused Line Fees shall be made and applied in accordance with the provisions of the Loan Agreement, particularly Sections 2.5, 2.6, 2.7, 2.8, 2.9, 2.11, 2.12 and 2.14 of the Loan Agreement. The provisions of Sections 2.6 and 8.16 of the Loan Agreement shall control the computation of interest hereunder; and the provisions of Section 2.14 of the Loan Agreement shall control the computation of the Unused Line Fees hereunder.

         2. NOTICES. All notices required or permitted hereunder shall be in writing, and given in the manner, and addressed to the Maker and Lender at the addresses set forth in, Section 8.1 of the Loan Agreement, or at such other address as such party may from time to time designate by written notice to the others.

         3. LOAN AGREEMENT. This is the Revolving Credit Note referred to in the Loan Agreement, and the holder hereof is entitled to all the benefits provided therein and in the other Loan Documents. Reference is made to the Loan Agreement and the other Loan Documents which, among other things, contain provisions regarding optional and mandatory prepayment and acceleration of maturity upon certain Events of Default described therein. This Revolving Credit Note is secured by the Security Documents.

         4. WAIVERS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE LOAN AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE MAKER, SIGNERS, SURETIES, GUARANTORS, ENDORSERS AND OTHER PARTIES EVER LIABLE FOR PAYMENT OF ANY SUMS OF MONEY PAYABLE ON THIS REVOLVING CREDIT NOTE JOINTLY AND SEVERALLY WAIVE
VALUATION AND APPRAISAL, DEMAND, PRESENTMENT, NOTICE OF DISHONOR, NOTICE OF INTENT TO DEMAND OR ACCELERATE PAYMENT HEREOF, NOTICE OF DEMAND, NOTICE OF ACCELERATION, DILIGENCE IN COLLECTING, GRACE, NOTICE, AND PROTEST, AND AGREE TO ONE OR MORE RENEWALS OR EXTENSIONS FOR ANY PERIOD OR PERIODS OF TIME, PARTIAL PAYMENTS, AND RELEASES OR SUBSTITUTIONS OF SECURITY, IN WHOLE OR IN PART, WITH OR WITHOUT NOTICE, BEFORE OR AFTER MATURITY. NO WAIVER BY LENDER OF ANY OF ITS RIGHTS OR REMEDIES HEREUNDER OR UNDER ANY OTHER DOCUMENT EVIDENCING OR SECURING THIS REVOLVING CREDIT NOTE OR OTHERWISE SHALL BE CONSIDERED A WAIVER OF ANY OTHER SUBSEQUENT RIGHT OR REMEDY OF LENDER; NO DELAY OR OMISSION IN THE EXERCISE OR ENFORCEMENT BY LENDER OF ANY RIGHTS OR REMEDIES SHALL EVER BE CONSTRUED AS A WAIVER OF ANY RIGHT OR REMEDY OF LENDER; AND NO EXERCISE OR ENFORCEMENT OF ANY SUCH RIGHTS OR REMEDIES SHALL EVER BE HELD TO EXHAUST ANY RIGHT OR REMEDY OF LENDER.

         5. LEGAL FEES. If this Revolving Credit Note shall be collected by legal proceedings or through a probate or bankruptcy court, or shall be placed in the hands of an attorney for collection after an Event of Default or maturity, the undersigned agrees to indemnify Lender for all costs of collection, including, but not limited to court costs and reasonable attorneys' fees.

         6. ACCELERATION. Upon the occurrence of one or more of the Events of Default specified in the Loan Agreement, the holder thereof may, at its option, declare the entire unpaid balance of principal and accrued interest on this Revolving Credit Note to be immediately due and payable, without notice of any kind.

         7. GOVERNING LAW. THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         8. NOTICE OF FINAL AGREEMENT. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         9. MISCELLANEOUS. Maker and the Lender intend that this Revolving Credit Note shall be in compliance with all applicable laws and shall be enforceable in accordance with its terms. If any provision of this Revolving Credit Note shall be illegal or unenforceable, such provision shall be deemed cancelled to the same extent, as though it never had appeared herein, but the remaining provisions shall not be affected thereby. In the event that the interest rate provided for in this Revolving Credit Note shall be deemed to be usurious under applicable law, then such interest rate shall be deemed modified to the highest rate permitted under such applicable usury law and all payments theretofore made shall be credited as though such rate had been the rate originally provided for herein.

         Any and all references in this Revolving Credit Note to any other document or documents shall be references to such other document or documents as the same may from time to time be modified, amended, renewed, consolidated or extended.

         The term "Maker" as used herein shall include the undersigned and its successors and assigns; provided that this paragraph shall not be deemed to be a consent or approval by the Lender of any transfer or assignment by Maker.

         This Revolving Credit Note is executed as of the date and year first above written.

                                     MAKER:

                                     E-LOAN, INC.

                                     -------------------------------------------
                                     By:
                                        ----------------------------------------
                                     Its:
                                         ---------------------------------------